Exhibit 10.10

3215 Merryfield/Vertex - Page 1

LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made this 2nd day of December, 2015, between ARE-SD REGION NO. 23, LLC, a Delaware limited liability company (“Landlord”), and VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation (“Tenant”).

Building:	That to be constructed Building to be known as 3215 Merryfield Row, San Diego, California.

Premises:	The Building, containing approximately 170,523 rentable square feet, including the subterranean parking garage located in the Building, all as shown on Exhibit A.

Project:
The real property on which the Building in which the Premises are located, consisting of approximately 4.5 acres, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	Months 1* – 12: $0 per rsf of the Premises per month
Months 13 – 60:    $4.50 per rsf of the Premises per month
Months 61 – 72:    $4.84 per rsf of the Premises per month
Months 73 – 84:    $4.98 per rsf of the Premises per month
Months 85 – 96:    $5.13 per rsf of the Premises per month
Months 97 – 108:    $5.29 per rsf of the Premises per month
Months 109 – 120:    $5.44 per rsf of the Premises per month
Months 121 – 132:    $5.61 per rsf of the Premises per month
Months 133 – 144:    $5.77 per rsf of the Premises per month
Months 145 – 156:    $5.95 per rsf of the Premises per month
Months 157 – 168:    $6.12 per rsf of the Premises per month
Months 169 – 180:    $6.30 per rsf of the Premises per month
Months 181 – 192:    $6.49 per rsf of the Premises per month
*Month 1 is the month in which the Rent Commencement Date occurs.
Rentable Area of Premises: 170,523 sq. ft.
Rentable Area of Building: 170,523 sq. ft.
Rentable Area of Project: Approximately 230,523 sq. ft., subject to adjustment as provided for in Section 5 hereof.
Tenant’s Share of Operating Expenses of Building: 100%
Building’s Share of Operating Expenses of Project: 73.97%, subject to adjustment as provided for in Section 5 hereof.
Security Deposit: None
Target Commencement Date: December 1, 2016

Base Term:	Beginning on the Commencement Date and ending 192 months from the first day of the first full month following the Rent Commencement Date.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Exhibit 10.10

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Address for Rent Payment:    Landlord’s Notice Address:
c/o Alexandria Real Estate Equities, Inc.    385 E. Colorado Boulevard, Suite 299
Dept LA 23447    Pasadena, CA 91101
Pasadena, CA 91185-3447    Attention: Corporate Secretary
Tenant’s Notice Address    Tenant’s Notice Address
Prior to Rent Commencement Date:    After the Rent Commencement Date:
50 Northern Avenue        50 Northern Avenue
Boston, MA 02210        Boston, MA 02210
Attention: Lease Administrator        Attention: Lease Administrator
With a copy to Tenant’s attorney below with respect to notices of Default (and, as a courtesy only, Landlord shall endeavor to deliver notices relating to the Right of First Refusal and the Extension Right to Tenant’s attorney but Landlord’s failure to deliver such notices to Tenant’s attorney shall in no event constitute a default by Landlord or a failure by Landlord to deliver the applicable notice to Tenant):
Bowditch & Dewey LLP
175 Crossing Boulevard
Framingham, MA 01702
Attention: Paul C. Bauer
The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT

[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE

[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY

[X] EXHIBIT G - EV PARKING STATIONS	[X] EXHIBIT H - SITE PLAN

[X] EXHIBIT I - VERTEX AREA	[X] EXHIBIT J - INTENTIONALLY OMITTED

[X] EXHIBIT K - SIGNAGE	[X] EXHIBIT L - MAINTENANCE OBLIGATIONS
1.Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” The Common Areas shall include, but not be limited to, all common driveways, sidewalks, parking areas, walkways and benches located at the Project. Landlord reserves the right to modify Common Areas, provided that such modifications do not materially reduce the Common Area or materially adversely affect Tenant’s use of the Premises for the Permitted Use. From and after the Rent Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease. The site plan attached as Exhibit H reflects the site plan currently planned by Landlord for the Project which site plan remains subject to change by Landlord, provided that material changes to the Building shall be subject to Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant shall have the exclusive right to use the areas outside the Building shown as Vertex areas on Exhibit I attached hereto (including, without limitation, the central plant, loading dock area, emergency generator yard, storage sheds, cooling tower, chiller room and trash enclosure and the courtyard/meadow area located on the east side of the Building facing the canyons) (collectively, “Exclusive Use Areas”).
2.    Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date (as such date may be extended to the extent of Tenant Delays and/or Force Majeure (as hereinafter defined) delays (provided that in no event may Force Majeure delays exceed 9 months) on a day-for-day basis) with the

Exhibit 10.10

3215 Merryfield/Vertex - Page 3

Cold Shell in Tenant Improvement Work Readiness Condition (“Delivery” or “Deliver”) so that Tenant may commence construction of the Tenant’s Work in the Building. The date on which Landlord Delivers the Premises to Tenant shall constitute the “Landlord Delivery Date”. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, except as provided in the immediately following sentence, and this Lease shall not be void or voidable except as provided herein. If the Landlord Delivery Date does not occur (i) within 60 days after the Target Commencement Date (as such date may be extended to the extent of Tenant Delays and Force Majeure delays (provided that in no event may Force Majeure delays exceed 9 months) on a day-for day basis) (as extended, the “Adjusted Target Commencement Date”) the Abatement Period (as defined in Section 3 below) shall be extended by one additional day for each day after the Adjusted Target Commencement Date that Landlord fails to Deliver the Premises to Tenant, and (ii) within 120 days after the Adjusted Target Commencement Date, the Abatement Period shall thereafter be extended by two days for each day after the date that is 120 days after the Adjusted Target Commencement Date that Landlord fails to Deliver the Premises. As used herein, the terms “Landlord’s Work,” “Cold Shell,” “Tenant’s Work,” “Tenant Delay” and “Tenant Improvement Work Readiness Condition” shall have the meanings set forth for such terms in the Work Letter.
The “Commencement Date” shall be the earlier of (i) the Landlord Delivery Date, and (ii) the date Landlord could have Delivered the Premises but for Tenant Delays. The “Rent Commencement Date” shall be the date that is 10 months after the Commencement Date. If substantial completion of the Tenant’s Work is delayed due to Landlord Delays (as defined in the Work Letter) or Force Majeure (provided that in no event may Force Majeure delays exceed 4.5 months) beyond the scheduled Rent Commencement Date as calculated in the immediately preceding sentence, the Rent Commencement Date shall be extended to the extent of such Landlord Delays and/or Force Majeure (provided that in no event may Force Majeure delays exceed 4.5 months) on a day-for-day basis. Upon request of either party, Landlord and Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, the failure of either party to execute and deliver such acknowledgment shall not affect either party’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 40 hereof.
Tenant acknowledges and agrees that (i) Landlord’s obligation to develop the Building as contemplated in this Lease is subject to Landlord entering into a lease termination agreement with The Scripps Research Institute, an existing tenant in a building located at the Project as of the date of this Lease, for an early termination of its lease at the Project on terms and conditions acceptable to Landlord in its sole and absolute discretion (the “Lease Termination Agreement”), and (ii) the effectiveness of this Lease shall be subject to Landlord entering into the Lease Termination Agreement on or before March 25, 2016 (which March 25, 2016 date shall not be extended due to Force Majeure) (the “Condition Precedent”). If the Condition Precedent is not satisfied by the date set forth above, this Lease shall automatically terminate in its entirety and none of the provisions of this Lease shall have any force or effect. If this Lease terminates pursuant to the immediately preceding sentence, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease.
Tenant acknowledges and agrees that (i) Landlord does not currently have the required governmental entitlements necessary for the development of the Building or the Project as contemplated in this Lease (collectively, the “Approvals”), (ii) Landlord shall have no obligation to commence the construction of the Building prior to obtaining such Approvals (and the expiration of any challenge periods), (iii) Landlord’s obligation to develop the Building as contemplated in this Lease is subject to Landlord’s ability to obtain, on terms and conditions acceptable to Landlord in its reasonable discretion, all of the Approvals, and (iv) Landlord shall have the sole right to determine all matters related to the Approvals. Landlord shall use good faith reasonable efforts to obtain the Approvals, provided such Approvals are on terms acceptable to Landlord, in its reasonable discretion. If, notwithstanding Landlord’s good faith reasonable efforts, Landlord is unable to obtain a building permit for Landlord’s Work from the City of San Diego (the “Building Permit”) on or

Exhibit 10.10

3215 Merryfield/Vertex - Page 4

before April 1, 2017, and Tenant has not otherwise elected to terminate this Lease pursuant to this Section 2, this Lease may be terminated by Landlord or Tenant by written notice to the other and, if so terminated, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive the termination of this Lease. Notwithstanding the foregoing, if Landlord obtains the Building Permit prior to the exercise by Landlord or Tenant of the foregoing termination right, then such termination right shall expire and be of no further force or effect. Tenant agrees that, upon reasonable advance written request from Landlord, to make a senior level executive of Tenant (Vice President or higher) available to attend meetings with Landlord and the City of San Diego, to support Landlord in its efforts to obtain on an expedited basis the necessary governmental approvals (including, without limitation, the Approvals) to construct the Building as contemplated in this Lease.
If Landlord does not complete the demolition of the 3215 Merryfield building existing as of the date of this Lease by December 1, 2016 (as such date may be extended to the extent of Tenant Delays and Force Majeure delays (provided that in no event may Force Majeure delays exceed 6 months) on a day-for day basis) (as extended, the “Target Demolition Completion Date”) and so long as Tenant delivers, on or before the date that is 30 days prior to the Target Demolition Completion Date, written notice to Landlord of its intention to terminate this Lease for Landlord’s failure to complete such demolition (an “Intention Notice”) on or before the Target Demolition Completion Date, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. If Tenant does not (1) timely deliver an Intention Notice, and (2) elect to terminate this Lease by delivery of written notice pursuant to the immediately preceding sentence within 10 business days of the Target Demolition Completion Date, such right to terminate this Lease shall be waived and this Lease shall remain in full force and effect. If the Landlord Delivery Date does not occur by May 1, 2017 (as such date may be extended to the extent of Tenant Delays and Force Majeure delays (provided that in no event may Force Majeure delays exceed 6 months) (as extended, the “Outside Landlord Delivery Date”), this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. If Tenant does not elect to terminate this Lease pursuant to the immediately preceding sentence within 10 business days following the Outside Landlord Delivery Date, such right to terminate this Lease shall be waived and this Lease, and any applicable extension of the Abatement Period, shall remain in full force and effect. Notwithstanding anything to the contrary contained in this Lease and for the avoidance of any doubt, the termination rights set forth in this Section 2 shall terminate on the Commencement Date; provided, however that such termination of Tenant’s termination rights shall in no event affect or be deemed a forfeiture of any extension of the Abatement Period to which Tenant may be entitled pursuant to this Section 2.
Except as set forth in the Work Letter: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); and (ii) Landlord shall otherwise have no obligation for any defects in the Premises. Tenant shall have the right to access the Project and the Premises prior to the Landlord Delivery Date for design purposes and Tenant shall have 24 hour per day, 7 day per week access to the Building on and after the Landlord Delivery Date for construction of the Tenant’s Work in accordance with the terms of the Work Letter; provided, however, that all such access is coordinated with Landlord, and Tenant complies with this Lease and all other reasonable restrictions and conditions Landlord may impose during such periods of access. Any access to the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses.
Except as otherwise expressly provided for in this Lease, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use.

Exhibit 10.10

3215 Merryfield/Vertex - Page 5

3.    Rent.
(a)    Base Rent. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.
Notwithstanding anything to the contrary contained in this Lease, so long as no Default has occurred under this Lease, for the period commencing on the Rent Commencement Date through the last day of the 12th month after the Rent Commencement Date (the “Abatement Period”), as such Abatement Period may be extended pursuant to the first paragraph of Section 2, Tenant shall not be required to pay Base Rent for the Premises.
(b)    Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Rent Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.
4.    Base Rent Adjustments. Base Rent shall be increased during the Base Term pursuant to the schedule set forth on Page 1 of this Lease.
5.    Operating Expense Payments. Commencing on the Rent Commencement Date, Tenant shall be responsible for Tenant’s Share of Operating Expenses during the Term. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be reasonably revised by Landlord from time to time during such calendar year. Commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.
The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of Operating Expenses for the Project) (including, without duplication, Taxes (as defined in Section 9), capital repairs, replacements and improvements amortized on a straight line basis over the useful life of such capital items as reasonably determined taking into consideration all relevant factors (e.g., the 24 hour operation of the Building Systems, where applicable), and the costs of Landlord’s third party property manager (not to exceed 2.0% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 2.0% of Base Rent (provided that during the Abatement Period, Tenant shall nonetheless be required to pay administration rent each month equal to the amount of administration rent that Tenant would have been required to pay in the absence of there being an Abatement Period). “Operating Expenses for the Project” means all costs and expenses of any kind or description incurred or accrued each calendar year by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project. Operating Expenses and Operating Expenses for the Project shall not include:
(a)    the original construction costs of the Project including, but not limited to Landlord’s Work, and renovation prior to the date of this Lease and costs of correcting defects in such original construction or renovation;

Exhibit 10.10

3215 Merryfield/Vertex - Page 6

(b)    capital expenditures for expansion of the Project;
(c)    interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured, and all payments of base rent (but not taxes or operating expenses) directly associated with the Project under any ground lease or other underlying lease of all or any portion of the Project;
(d)    depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);
(e)    advertising, promotional, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent, moving expenses and construction allowances for tenants;
(f)    legal and other expenses incurred in the negotiation or enforcement of leases;
(g)    completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;
(h)    costs for which Landlord is entitled to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;
(i)    salaries, wages, benefits and other compensation paid to officers and employees of Landlord who (x) do not have day to day responsibility for the operating, managing or servicing of the Building or the Project or (y) are above the level of senior vice president, provided that the expense of any personnel not dedicated exclusively to the Building or the Project shall be equitably prorated to reflect time spent on operating, managing or otherwise servicing the Building or the Project vis-a-vis time spent on matters unrelated to operating, managing or otherwise servicing the Building or the Project;
(j)    general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;
(k)    costs (including attorneys’ fees, accountant fees, and costs of settlement, judgments and payments in lieu thereof) incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Project;
(l)    costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);
(m)    penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of its obligations in a timely manner (other than as a result of any late payments by Tenant to Landlord) including, but not limited to, Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;
(n)    overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

Exhibit 10.10

3215 Merryfield/Vertex - Page 7

(o)    costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;
(p)    costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;
(q)    all transaction costs incurred in the actual or contemplated sale or refinancing of the Project or an interest in the Project;
(r)    net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;
(s)    costs actually reimbursed to Landlord under any warranty carried by Landlord for the Project, which warranties Landlord shall, as part of Operating Expenses, use commercially reasonable efforts to enforce, provided, that if Tenant pays for such a cost as part of Operating Expenses and Landlord actually receives reimbursement for such cost under its warranty in a subsequent year, Tenant shall receive a credit against Operating Expenses in the year in which such reimbursement is received by Landlord in an amount equal to its pro rata share of the amount of the reimbursement for such cost received by Landlord under its warranty, not to exceed the amount actually paid by Tenant;
(t)    any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by insurance (or would have been reimbursed by insurance required to be carried by Landlord pursuant to Section 17), which policies Landlord shall, as part of Operating Expenses, use commercially reasonable efforts to enforce, provided, that if Tenant pays for such expense as part of Operating Expenses and Landlord actually receives reimbursement for such expense from Landlord’s insurance in a subsequent year, Tenant shall receive a credit against Operating Expenses in the year in which such reimbursement is received by Landlord in an amount equal to its pro rata share of the amount of the reimbursement for such expense received by Landlord from its insurance, not to exceed the amount actually paid by Tenant;
(u)    costs occasioned by condemnation;
(v)    costs and expenses resulting from the adjudicated gross negligence or willful misconduct of Landlord;
(w)    the cost of any “tap fees” or the one-time lump sum sewer or water connection fees for the Building payable in connection with the initial construction of the Building;
(x)    any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Building or the Project (provided, however, that the foregoing is in no event intended to limit Tenant’s obligations under Section 28 or Section 30 of this Lease);
(y)    except for the Amenities Fee (as defined in Section 40(a)), the costs, whether operating, maintenance, capital or otherwise, relating to The Alexandria and/or the Amenities, as such terms are defined in Section 41 (not including the cost of any ancillary services or items payable by Tenant in connection with its use of The Alexandria and/or the Amenities). For the avoidance of any doubt, Tenant shall be obligated to pay for all services and items payable by Tenant pursuant to Section 41, the Standard Use Agreements and any other agreements executed by Tenant in connection with the use of the Amenities;
(z)    reserves for repairs, maintenance and replacements;
(aa)    rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or

Exhibit 10.10

3215 Merryfield/Vertex - Page 8

permanently in the operation of Class A office and laboratory buildings in the Torrey Pines area of San Diego; provided, however, that in no event shall any specific piece of equipment that is part of the original construction of the Building be leased as part of such original construction of the Building and passed through as part of Operating Expenses (but, for the avoidance of any doubt any replacement of such equipment may be leased by Landlord and the cost thereof, to the extent such leasing costs do not exceed the capital costs of comparable purchased equipment amortized as set forth herein, passed through as part of Operating Expenses unless such cost is expressly required to be excluded as provided for in this clause (aa));
(bb)    property management fees other than as specifically permitted above;
(cc)    salaries, wages or other compensation paid to employees of any third party property management organization being paid a fee by Landlord for its services where such services are covered by a management fee;
(dd)    costs of insurance deductibles in excess of deductibles that Tenant can demonstrate are “commercially reasonable deductible” amounts reasonably consistent with the amounts carried by owners of comparable projects in the Torrey Pines area of San Diego; provided, however, that deductibles in excess of $100,000 shall be amortized on a straight-line basis with interest at 8% per annum over the greater of ten (10) years or the then remaining Base Term of this Lease (exclusive of any extension of the Base Term, provided that if the greater period is 10 years and thereafter Tenant extends the Base Term of this Lease, then amortization shall continue during the Term, as extended, to the extent necessary to achieve a 10 year amortization from the date such payments commenced), and, for each year (or partial year) during such amortization period (including any extension of the Base Term), Operating Expenses shall include the amortized portion of such deductible allocable to such year (or partial year);
(ee)    to the extent that Tenant does not lease space in the Spectrum 3 Building, costs incurred with respect to Common Areas located within and serving only tenants of the Spectrum 3 Building;
(ff)    the cost of environmental testing conducted by Landlord pursuant to Section 30(d) which Landlord is prohibited from passing through to Tenant pursuant to Section 30(d);
(gg)    the original construction costs of the Spectrum 3 Building and costs of correcting defects in such original construction of the Spectrum 3 Building;
(hh)    the costs of improvements, maintenance, repairs or replacements to be made to the Spectrum 3 Building or any portion thereof; and
(ii)    any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.
Notwithstanding anything to the contrary contained herein, commencing on the Rent Commencement Date, all costs and expenses of any kind incurred by Landlord or Tenant (including, without limitation, for operations, maintenance, repairs and/or replacements) with respect to the Exclusive Use Areas shall be fully allocable to the Building and Tenant shall be responsible for 100% of all such costs and expenses (except to the extent such costs are excluded from Operating Expenses pursuant to this Section 5). Tenant shall not be responsible for maintenance costs and expenses incurred by Landlord or any other tenant of the Project with respect to areas of the Project which may be designated by Landlord as exclusive use areas serving only the Spectrum 3 Building or areas of the Project that are materially inaccessible to Tenant, except to the extent caused by Tenant or any Tenant Party.
Within 90 days after the end of each calendar year (or such longer period as may be reasonably required not to exceed 180 days after the end of the calendar year), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of

Exhibit 10.10

3215 Merryfield/Vertex - Page 9

Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease. Following November 30th of each calendar year, Tenant shall not be responsible for the payment of items of Operating Expenses not reflected in the Annual Statement delivered by Landlord for the prior calendar year, except for Taxes for which Tenant is responsible under this Lease and/or any costs for which Landlord is billed after November 30th of the calendar year in which the Annual Statement is delivered.
The Annual Statement shall be final and binding upon Tenant unless Tenant, within 180 days after Tenant’s receipt thereof (or, with respect to any item for which Tenant is responsible under such Annual Statement for which Tenant is billed following Landlord’s delivery of such Annual Statement to Tenant, within 180 days after Tenant’s receipt of such bill), shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such applicable 180 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant (or a representative designated by Tenant by written notice to Landlord) with access to Landlord’s books and records relating to the operation of the Project and such information reasonably necessary to evaluate the Operating Expenses (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent regionally or nationally recognized real estate company that provides operating expense auditing services selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense, except as otherwise expressly provided in this paragraph), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 4% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.
Landlord and Tenant agree that the rentable square footage of the Premises and the Building set forth on page 1 of this Lease shall be the rentable square footage of the Premises and the Building during the Term of this Lease and shall not be subject to re-measurement unless expressly agreed to in writing by the parties (e.g., in connection with a Change Order (as defined in the Work Letter)).
Upon the substantial completion of the Spectrum 3 Building, Landlord shall determine the rentable square footage of the Spectrum 3 Building in accordance with either (i) ANSI/BOMA Z65.3-2009 for the Gross Areas of Building, if the Spectrum 3 Building will be a single tenant building, or (ii) the BOMA 2010 Standard Methods of Measurement for multi-tenant buildings, if the Spectrum 3 Building will be leased to multiple tenants. Once the rentable square footage of the Spectrum 3 Building has been determined pursuant

Exhibit 10.10

3215 Merryfield/Vertex - Page 10

to the immediately preceding sentence, Landlord shall notify Tenant in writing of the rentable square footage of the Spectrum 3 Building. If the Rentable Area of Project (based on the rentable square footage of the Spectrum 3 Building plus the Rentable Area of the Building) deviates from the amount reflected in the definition of “Rentable Area of Project” on page 1 of this Lease, then this Lease shall be amended so as to (i) reflect the Rentable Area of Project (based on the rentable square footage of the Spectrum 3 Building plus the Rentable Area of the Building) and (ii) appropriately adjust the amount set forth in the definition of “Building’s Share of Operating Expenses of Project” which was calculated based on the Rentable Area of Project set forth on page 1 of this Lease.
“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. For the avoidance of any doubt, Tenant shall pay as part of Operating Expenses the Building’s Share of Operating Expenses of Project for those Operating Expenses which are not specific to the Building or the Spectrum 3 Building. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”
6.    Intentionally Omitted.
7.    Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance or cause the disallowance of any sprinkler credits. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises (other than for general office and non-hazardous laboratory purposes). Tenant will use the Premises in compliance with this Lease and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises (other than ordinary wear and tear) or unreasonably obstruct or unreasonably interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or use or allow the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas located outside the Building, or other improved space in the Project. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises.
Landlord shall be responsible, at Landlord’s cost and not as part of Operating Expenses, for the compliance of the Common Areas of the Project (located outside the Building) and Landlord’s Work with Legal Requirements as of Shell Substantial Completion (as defined in the Work Letter). If, following the Shell Substantial Completion, the Common Areas of the Project and/or Landlord’s Work are determined not to be in compliance with Legal Requirements as of the Shell Substantial Completion, Landlord shall, within a reasonable period following such determination, perform, at Landlord’s sole cost and expense and not as part of Operating Expenses, the alterations or improvements to the Common Areas of the Project or Landlord’s Work, as applicable, required to cause the Common Areas of the Project and Landlord’s Work to be in compliance with Legal Requirements as of Shell Substantial Completion. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Common Areas or

Exhibit 10.10

3215 Merryfield/Vertex - Page 11

the exterior of the Building that are required by Legal Requirements. Except as provided in the 2 immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s particular use or occupancy of the Premises or Tenant’s Alterations. For purposes of Section 1938 of the California Civil Code, as of the date of this Lease, the Project has not been inspected by a certified access specialist.
8.    Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly Base Rent shall be equal to 150% of Base Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. Notwithstanding the foregoing, if Tenant notifies Landlord in writing no less than 90 days prior to the expiration or earlier termination of the Term of Tenant’s intention to hold over, then (w) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly Base Rent shall (1) for the first 30 days of the holdover period, be equal to 125% of Base Rent in effect during the last 30 days of the Term, and (2) thereafter, commencing on the 31st day of such holdover period, be equal to 150% of Base Rent in effect during the last 30 days of the Term, (x) for the first 30 days of such holdover period, Tenant shall not be responsible for any damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, (y) for the period commencing on the 31st day through the 90th day of such holdover period, Tenant shall only be responsible for any direct damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, and (z) following the 90th day of such holdover period, Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.
9.    Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord

Exhibit 10.10

3215 Merryfield/Vertex - Page 12

may, at Landlord’s sole discretion or as otherwise reasonably agreed upon by Landlord and Tenant, contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Any written request received by Landlord from Tenant requesting that Landlord contest Taxes shall be considered by Landlord in good faith and Landlord’s approval of such request shall not be unreasonably withheld, conditioned or delayed. If Landlord agrees to contest Taxes pursuant to a request from Tenant, the reasonable costs and expenses in connection with such contest of Taxes shall be borne by Tenant. Notwithstanding anything to the contrary herein, Landlord shall only charge Tenant for assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments. If Landlord secures an abatement or refund of Taxes for the Project for a period during the Term, Tenant shall receive Tenant’s Share of such abatement or refund (i.e., the net amount after paying all reasonable costs and expenses of security the abatement or refund, including reasonably attorneys’ fees) as a credit to be applied by Landlord against Operating Expenses next coming due (or, if no further Operating Expenses are due from Tenant under this Lease and Tenant is not in Default under this Lease, by a cash payment to Tenant). Taxes shall not include any net income taxes, or any capital, stock, succession, transfer, franchise, gift, estate or inheritance taxes imposed on Landlord except to the extent such taxes are in substitution for any Taxes payable hereunder, nor shall Taxes include any late payments, penalties or fines (except to the extent such late penalties, penalties or fines are incurred as a result of Tenant’s timely failure to pay Tenant’s Share of Taxes as required under this Lease). Taxes shall also not include any items to the extent otherwise included in Operating Expenses, costs incurred by Landlord with respect to the original development and construction of the Building, Taxes accruing with respect to the Building (and the development of the Building) prior to the Rent Commencement Date, costs incurred with respect to the original development and construction of Spectrum 3 Building, reserves for future taxes, or any development fee (whether payable on a one-time or annual basis) imposed on Landlord specifically as a condition for the issuance of the development permit for the Building (e.g., fees for transit, housing, schools, open space, child care, arts programs, traffic mitigations measures, environmental impact reports and traffic studies; provided, however, that Tenant shall be required to comply with any traffic demand management plans applicable to the Project and the costs thereof shall be included as part of Operating Expenses). If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within 30 days following demand.
10.    Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, at no additional cost to Tenant during the Base Term, to use 400 parking spaces at the Project, subject to Landlord’s reasonable rules and regulations. Tenant shall have the exclusive right to use all of the parking spaces located in the subterranean parking garage under the Building, which shall be applied against the total number of parking spaces made available for Tenant’s use pursuant to the immediately preceding sentence. Tenant shall have the right to install, subject to compliance with Legal Requirements, a roll down door at the main entrance of the subterranean parking garage to control access to the subterranean parking garage via the use of Building access cards. The balance of the parking spaces available for Tenant’s use shall be located in the portions of surface parking lot located on and serving the Project designated for non-reserved parking in common with other tenants of the Project. Tenant will use reasonable efforts to cause the parking spaces located in the subterranean parking garage to be fully occupied before using parking spaces in the surface parking lot located on and serving the Project. Landlord shall in no event grant rights to other tenants

Exhibit 10.10

3215 Merryfield/Vertex - Page 13

of the Project to use more parking spaces in the surface parking lot than, together with the spaces allocated to Tenant pursuant to this Section 10, are available for use by tenants of the Project in the surface parking lot. Notwithstanding anything to the contrary contained herein, Landlord has the right, during periods of lower demand for parking by Tenant (e.g., after regular business hours) and following written notice to Tenant, to use the surface parking lots serving the Project on a temporary and occasional basis for invitees of The Alexandria. The terms of Exhibit G attached hereto shall apply with respect to any installation by Tenant of electric vehicle car charging stations at the Project. The plan attached as Exhibit A reflects the subterranean parking at the Building currently contemplated by Landlord. Landlord shall not reduce the number of parking spaces in the subterranean parking garage shown on such plan unless required to do so in connection with the Approvals and only after obtaining Tenant’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not reduce the number of parking spaces in the subterranean parking garage as shown on the plan without Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.
11.    Utilities, Services. To the extent that Tenant may do so, Tenant shall contract directly with utility providers for all water, electricity, gas (if applicable), sewer and other utilities, and refuse and trash collection (“Utilities”) required by Tenant for the Premises following the Rent Commencement Date and continuing during the Term. Landlord shall cooperate with Tenant, at no cost to Landlord, in making such arrangement with the Utility providers. If billed directly to Tenant, Tenant shall pay directly to such Utility providers prior to delinquency for all such Utilities furnished to Tenant or the Project during the Term and shall pay for all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. To the extent that any Utilities, maintenance charges for Utilities, any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, or any taxes, penalties, surcharges or similar charges are paid for by Landlord, Tenant shall reimburse Landlord for such costs as Operating Expenses. Except as otherwise expressly provided in this Lease, no interruption or failure of Utilities, from any cause whatsoever other than Landlord’s gross negligence or willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises.
Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent and Operating Expenses for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent and Operating Expenses shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. Except for the self-help rights provided for in Section 31 below, the rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a Service Interruption, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: gas, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.
12.    Alterations and Tenant’s Property. The Tenant’s Work shall be governed by the Work Letter and not this Section 12. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding the installation, removal or realignment of furniture systems (other than removal of

Exhibit 10.10

3215 Merryfield/Vertex - Page 14

furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration materially, adversely affects the structure or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may construct non-structural Alterations in the Premises without advance notice to Landlord if the cost of such work does not exceed $250,000 per project (“No Notice Alterations”). Upon written request from Landlord not more than once each calendar year, Tenant shall provide “as built” plans for any No Notice Alterations constructed by Tenant in the Premises. Notwithstanding the foregoing, Tenant shall be required to request Landlord’s prior written approval with respect to any Alteration that would constitute a No Notice Alteration if such No Notice Alteration would materially diminish the value of any existing leasehold improvements (e.g., converting any laboratory space to office space). If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the out-of-pocket cost incurred by Landlord in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work or inadequate cleanup done by Tenant or its contractors.
Tenant shall cause the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.
Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, if Tenant requests in writing at the time Tenant requests approval of any Installation that Landlord determine whether or not Landlord will require removal of an Installation at the expiration or earlier termination of the Term, Landlord shall, within 10 business days after such request, notify Tenant of its determination. If Landlord by such determination requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, Tenant shall do so in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building other than those installed as part of the Tenant’s Work, (ii) any Installations for which Landlord has given Tenant timely notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant

Exhibit 10.10

3215 Merryfield/Vertex - Page 15

shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.
For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any trade fixtures, personal property or equipment of Tenant that may be removed provided that after such removal and repair of any damage caused by such removal there is no remaining material damage to the Premises and such removal and repair does not adversely affect the operation of any Building Systems or the operations of any laboratory spaces within the Premises, and (z) ”Installations” means all installed or affixed property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, installed cage washers, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, HVAC, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any installed power generator and transfer switch.
13.    Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain all of the structural (including the roof and exterior walls), exterior, parking (including the subterranean garage) and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (each, a “Tenant Party” and collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when reasonably necessary (i) by reason of accident or emergency, or (ii) after delivery of written notice to Tenant and reasonable efforts to coordinate with Tenant to minimize disruption to Tenant’s operations, for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, provide Tenant 5 days advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section of which Tenant is aware, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or, except for the self-help rights provided for in Section 31 below, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.
Tenant shall have the self-help rights provided for in Section 31.
Notwithstanding anything to the contrary contained in this Lease, as of the Rent Commencement Date, the maintenance and repair obligations for the Building shall be allocated between Landlord and Tenant as set forth on Exhibit L attached hereto. The maintenance obligations allocated to Tenant pursuant to Exhibit L (the “Tenant Maintenance Obligations”) shall be performed by Tenant at Tenant’s sole cost and expense. The Tenant Maintenance Obligations shall include the procurement and maintenance of contracts,

Exhibit 10.10

3215 Merryfield/Vertex - Page 16

in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Tenant Maintenance Obligations. If Landlord does not object to a contract provided by Tenant to Landlord for approval within 5 business days after Landlord’s receipt of such contract from Tenant, such contract shall be deemed approved. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable equipment. Landlord shall, notwithstanding anything to the contrary contained in this Lease, have no obligation to perform any Tenant Maintenance Obligations. The Tenant Maintenance Obligations shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Project, and Landlord shall, during any period that Tenant is responsible for the Tenant Maintenance Obligations, continue to be responsible, as part of Operating Expenses, for capital repairs and replacements required to be made to the Project. If Tenant fails to maintain any portion of the Building for which Tenant is responsible as part of the Tenant Maintenance Obligations in a manner reasonably acceptable to Landlord within the requirements of this Lease, Landlord shall have the right, but not the obligation, to provide Tenant with written notice thereof and to assume the Tenant Maintenance Obligations if Tenant does not cure Tenant’s failure within 30 days after receipt of such notice.
14.    Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 30 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.
15.    Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 15 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.
16.    Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of

Exhibit 10.10

3215 Merryfield/Vertex - Page 17

records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.
Subject to all of the other provisions of this Lease including, without limitation, the waivers provided for in Section 17, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all third party Claims for injury or death to persons or damage to property occurring at the Project (outside of the Premises) to the extent caused by the willful misconduct or negligence of Landlord.
Notwithstanding any contrary provision of this Lease, neither party shall be liable to the other party for any consequential damages arising under this Lease; provided that this sentence shall not apply to Landlord’s damages (x) as expressly provided for in Section 8, and/or (y) in connection with Tenant’s obligations as more fully set forth in Section 30. In no event shall the foregoing limit the damages to which Landlord is entitled under Section 21(c)(ii)(A)-(D).
17.    Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain (i) commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project, and (ii) earthquake coverage (provided that such earthquake coverage may, at Landlord’s option, be included in a blanket policy and may be sublimited). Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem reasonably necessary, including, but not limited to, flood, environmental hazard, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be reasonably determined by Landlord based upon the insurer’s cost calculations). At least 60% of the all risk capacity insurers under such blanket policy shall have a rating of not less than policyholder rating of A- and financial category rating of at least Class IX in “Best’s Insurance Guide”. Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of the particular use of the Premises by Tenant or any Tenant Parties.
Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $5,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (each a “Landlord Party” and collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class IX in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 10 days prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of (x) the Commencement Date, or (y) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

Exhibit 10.10

3215 Merryfield/Vertex - Page 18

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.
Notwithstanding anything in this Section 17 to the contrary, for so long as Tenant can provide Landlord with reasonably acceptable evidence that Tenant is maintaining an equity market cap of not less than $15,000,000,000, Tenant may self-insure for the insurance required by Tenant to be maintained pursuant to this Section 17. With respect to Tenant’s self-insurance, Landlord and Tenant agree as follows: (a) that Tenant’s self-insurance shall be treated as actual insurance and that such self-insurance shall be the primary coverage for every risk for which Tenant is liable or responsible hereunder; (b) the waiver of subrogation provisions set forth in this Lease shall apply to Tenant’s self-insurance as though Tenant were maintaining the insurance required under this Lease, (c) Tenant shall bear the entire cost of the defense of any claim for which it is responsible under the terms of this Lease including, without limitation, the defense of Landlord, and (d) Tenant shall use its own funds to pay any claim or indemnity or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for Tenant’s election to self-insure. If Tenant elects to self-insure, Landlord shall be considered to be covered by the same insurance terms, including, but not limited to, insuring grants, exclusions, conditions and limits, by which it would have been covered had insurance covering such risk been in effect. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby releases Landlord from any liability for loss or damage caused by Landlord and/or any Landlord Party against which Tenant has elected to self-insure but which Tenant would otherwise be required to insure against under this Lease and in no event shall Landlord be liable for any loss or damage which Landlord would not otherwise be responsible but for Tenant’s election to self insure. The right to self-insure shall only apply to Vertex Pharmaceuticals Incorporated.
The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.
Landlord may require insurance policy limits described in this Section 17 to be raised to conform with requirements of Landlord’s lender and/or insurance consultants; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of Class A buildings in the Torrey Pines area of San Diego other than Landlord and affiliates of Landlord.
18.    Restoration. If, at any time during the Term, the Premises are damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), or if Landlord reasonably determines such casualty to be an uninsured casualty, Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 15 business

Exhibit 10.10

3215 Merryfield/Vertex - Page 19

days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds other than any shortfall resulting from Landlord’s failure to maintain the insurance required to be maintained by Landlord pursuant to Section 17 (with any deductible to be treated as an Operating Expense subject to and in accordance with Section 5), use good faith efforts to promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, by written notice to Tenant delivered within 15 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 15 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained.
Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if Landlord maintains the insurance required to be maintained by Landlord under this Lease, but insurance proceeds are not available for such restoration. Rent shall be equitably and proportionately abated from the date of discovery of the damage or destruction until occupancy of the Premises is legally permitted, in the proportion to which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, however, that if Tenant fails to obtain any Hazardous Materials Clearances required in order for Landlord to access the Premises (or any portion thereof) or for Landlord to perform repair or reconstruction activities within 60 days after the date of discovery of the damage or destruction, then Tenant shall not be entitled to any abatement following such initial 60 day period and shall be required to pay Rent for the Premises during any period following such initial 60 day period that Landlord’s access to the Premises (or any portion thereof) or Landlord’s repair or reconstruction activities are delayed in any way solely as a result of Tenant’s failure to obtain any Hazardous Materials Clearances. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.
The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.
19.    Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s

Exhibit 10.10

3215 Merryfield/Vertex - Page 20

reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.
20.    Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:
(a)    Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant written notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than twice in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.
(b)    Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage.
(c)    Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with advance notice prior to vacating and, at the time of or during a reasonable time after vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements reasonably acceptable to Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.
(d)    Improper Transfer. Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.
(e)    Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 business days after any such lien is filed against the Premises.
(f)    Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of

Exhibit 10.10

3215 Merryfield/Vertex - Page 21

it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).
(g)    Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 10 days after a second notice requesting such document.
(h)    Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.
Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.
21.    Landlord’s Remedies.
(a)    Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.
(b)    Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.
(c)    Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
(i)    Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant

Exhibit 10.10

3215 Merryfield/Vertex - Page 22

and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;
(ii)    Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, due to a Default by Tenant, Landlord may recover from Tenant the following:
(A)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(B)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(C)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and
(D)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant.
The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.
(iii)    Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.
(iv)    If Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right, subject to the terms of any agreements of subordination or nondisturbance entered into by Landlord, to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
(v)    Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.
(d)    Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express

Exhibit 10.10

3215 Merryfield/Vertex - Page 23

written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default. Landlord shall, however, use commercially reasonable efforts to mitigate the damages arising by reason of the termination of this Lease as a result of a Default by Tenant; provided, however, that in no event shall mitigation require Landlord to consider, among other things, (i) any tenant which does not satisfy Landlord’s then current underwriting criteria, in the exercise of Landlord’s sole and absolute discretion, for comparable size premises, (ii) subdividing the Premises unless Landlord elects in its sole and absolute discretion to do so, (iii) any change in use of the Premises or any alterations which would lessen the value of the leasehold improvements, (iv) granting any tenant improvement allowances, free rent or other lease concessions, or (v) accepting any tenant if Landlord would have the right to reject such tenant if such tenant were a proposed assignee or sublessee of Tenant including, without limitation, considering the factors described in Section 22(b).
22.    Assignment and Subletting.
(a)    General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation, partnership or limited liability company are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.
(b)    Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 days, but not more than 60 days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord shall, by giving written notice to Tenant within 15 days after receipt of the Assignment Notice, either:

Exhibit 10.10

3215 Merryfield/Vertex - Page 24

(i) grant such consent (provided that Landlord shall further be entitled to a copy of the final signed form of sublease prior to the effective date of any such subletting to confirm that it conforms to the draft previously provided by Tenant), (ii) refuse such consent, in its reasonable discretion; or (iii) as to an assignment of the entire Lease for the remainder of the Term, terminate this Lease as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances:  (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) the use of the Premises by the proposed assignee or subtenant would not be consistent with the uses in general of laboratory tenants in Class A buildings in the Torrey Pines area of San Diego; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is materially detrimental to the Project; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a materially negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; or (9) until all of the rentable square footage of the Spectrum 3 Building has been leased at least once, the proposed assignee or subtenant is an entity with whom Landlord is then actively negotiating to lease space in the Project. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (the excess of total “assets” over total “liabilities” using the definitions of “assets” and “liabilities” promulgated under generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined above and as evidenced by a certification from the Chief Financial Officer of such assignee) of Tenant as of (A) the Commencement Date, or (B) as of the date of the assignment, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”
(c)    Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:
(i)    that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and

Exhibit 10.10

3215 Merryfield/Vertex - Page 25

assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and
(ii)    A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals and reports; storage and management plans; plans relating to the installation of any storage tanks to be installed at the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent shall not be unreasonably withheld, conditioned or delayed); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.
(d)    No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except in connection with any Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, in the case of a sublease as allocated to the space subject to the sublease, (excluding however, any Rent payable under this Section) plus the actual and reasonable brokerage fees, legal costs, lease concessions and any design or construction fees directly related to and required pursuant to the terms of any such sublease (with all such amounts amortized over the term of the sublease or, in the case of an assignment, the then-remaining term of the Lease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.
(e)    No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.
(f)    Intentionally Omitted.
23.    Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may

Exhibit 10.10

3215 Merryfield/Vertex - Page 26

be reasonably requested by a prospective bona fide third party purchaser or encumbrancer. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within 10 days after Landlord’s delivery to Tenant of a second written request therefor, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.
Landlord shall, within 10 business days of written notice from Tenant, execute an estoppel certificate (which may include good faith and factually correct comments by Landlord) to Tenant’s bona fide third party lender, an assignee pursuant to a Permitted Assignment, or an approved subtenant or assignee: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to Landlord’s actual knowledge, Defaults on the part of Tenant hereunder, or specifying such Defaults if any are claimed and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.
24.    Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.
25.    Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.
26.    Rules and Regulations. Tenant shall, at all times during the Term, comply with the rules and regulations attached hereto, and with reasonable, non-discriminatory, new written rules and regulations from time to time established by Landlord covering the use of the Premises or the Project. Any new rules and regulations imposed by Landlord pursuant to this Section 26 shall not (i) materially adversely affect Tenant’s parking, access to or use of the Premises for the Permitted Use, (ii) materially increase Tenant’s financial obligations to Landlord under this Lease in a manner not otherwise contemplated by the other provisions of this Lease, and/or (iii) materially adversely affect Tenant’s rights or obligations under this Lease. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations (including any later promulgated rules and regulations) and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and Landlord shall not enforce such rules and regulations in a discriminatory manner among tenants in the Project.
27.    Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s rights set forth in this Lease including its rights to use, occupy and possess the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other

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3215 Merryfield/Vertex - Page 27

encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.
28.    Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party during the Term or any holding over (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, if any, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the reasonable, actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.
If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the reasonable cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.
Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

Exhibit 10.10

3215 Merryfield/Vertex - Page 28

29.    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
30.    Environmental Requirements.
(a)    Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project by Tenant or any Tenant Party in violation of applicable Environmental Requirements (as hereinafter defined). Subject to the provisions of the last sentence of this Section 30(a), if Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Tenant acknowledges having received a copy of Landlord’s Phase I environmental site assessment report with respect to the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can reasonably establish existed in the Premises immediately prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can reasonably establish migrated from outside of the Premises into the Premises, or (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.
(b)    Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored

Exhibit 10.10

3215 Merryfield/Vertex - Page 29

according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall maintain a current and up to date Hazardous Materials List at the Premises and with applicable Governmental Authorities. Tenant shall deliver to Landlord an updated Hazardous Materials List at any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with its use or occupancy of the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed at the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may not be unreasonably withheld, conditioned or delayed); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.
(c)    Intentionally Omitted.
(d)    Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant, if applicable. In addition to the annual tests Landlord may conduct pursuant to this Section 30(d), Landlord may conduct additional tests at the expiration or earlier termination of the Term to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred (not including Hazardous Materials residue that would typically be removed upon the decommissioning of the Premises) for which Tenant is liable under this Section 30, Tenant shall pay the costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any contamination for which Tenant is liable under this Section 30 identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.
(e)    Control Areas. Tenant shall be entitled to use 100% of the Hazardous Materials inventory within any control area or zone located within the Building, as designated by the applicable building code, for chemical use or storage. If Tenant does not lease all of the Spectrum 3 Building (as defined below), Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within Tenant’s premises in the Spectrum 3 Building), as designated by the

Exhibit 10.10

3215 Merryfield/Vertex - Page 30

applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within Tenant’s premises in the Spectrum 3 Building shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.
(f)    Underground Tanks. In no event shall Tenant have the right to install or use any underground storage tanks storing Hazardous Materials at the Project. The term “underground storage tank” as used in this Lease shall not include above-ground storage tanks located in the subterranean parking garage and/or the mechanical/service yard.
(g)    Tenant’s Obligations. Each party’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Lease (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.
(h)    Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
31.    Tenant’s Remedies/Limitation of Liability.
(a)    Generally. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.
All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the

Exhibit 10.10

3215 Merryfield/Vertex - Page 31

owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.
(b)    Tenant’s Self-Help Remedy. If Landlord is in default of any of its obligations to maintain and repair the Premises (other than as a result of a casualty, which shall be governed solely by the provisions of Section 18 of this Lease) (collectively referred to in this Section 31(b) as “repairs”), then notwithstanding anything to the contrary contained in this Lease, Tenant may, provided that it does not materially adversely affect any Building Systems affecting other tenants of the Project or materially adversely affect the Building structure, perform such repairs subject to the following terms and conditions:
(i)    Tenant shall deliver written notice to Landlord and any Holder whose name and address has previously been furnished to Tenant in writing (the “Self-Help Notice”) of Tenant’s intention to perform such repairs, which Self-Help Notice shall state in bold-faced all capital letters: “FAILURE TO PERFORM SUCH WORK IN TEN (10) DAYS SHALL RESULT IN TENANT’S EXERCISE OF SELF-HELP”. If neither Landlord nor lender commences to cure Landlord’s failure to perform such repairs within 10 days after receipt of the Self-Help Notice, then Tenant may take such action as is reasonably necessary to perform such repairs;
(ii)    All repairs performed by Tenant or its agents pursuant to this Section 31(b) must be performed in a good and workmanlike manner in compliance with applicable Legal Requirements and, to the extent possible, using contractors then under contract to perform maintenance at the Project whose names have been provided to Tenant by Landlord or whose names are otherwise reasonably known to Tenant, and shall not void any warranties or guaranties on the Premises or the Project;
(iii)    In the event Landlord’s failure relates to repairs that are bona fide emergency repairs (i.e., necessary to prevent or remediate a material and imminent threat to the health or safety of persons or necessary to prevent a material adverse affect on Tenant’s business operations), then notwithstanding the provisions of Section 31(b)(i) above, the Self-Help Notice shall be in the form and shall be given in such amount of time as is reasonable in the circumstances, and if Landlord or lender fails to respond within a time as is reasonable in the circumstances, Tenant may cause such emergency repairs to be made pursuant to the requirements set forth herein; and
(iv)    Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket third party costs of the performance of the repairs that are incurred under the terms of this Section 31(b) (the “Reimbursement Amount”) within 30 days after Tenant’s submission to Landlord of Tenant’s bill therefor, which bill shall be accompanied by receipted, itemized invoices (with reasonable supporting documentation) and conditional lien releases from all contractors, subcontractors, materialmen and suppliers that performed the work or provided the material or services reflected in the bill), provided, however, in no event shall such emergency repairs exceed what is required to end the pending emergency (it being understood and agreed by Landlord that in the case of an emergency, depending upon the circumstances, overtime and/or premium time labor charges may be reasonable). Tenant shall provide unconditional lien waivers to Landlord in connection with all such bills paid within 10 days after Landlord’s payment of Tenant’s bill. In the event Landlord fails to pay all or any portion of the Reimbursement Amount due Tenant under this Section 31(b) within 30 days after receipt of Tenant’s bill therefore, together with the invoices therefor, supporting documentation and the conditional lien releases required by this Section 31(b)(iv), along with written notice to Landlord stating in bold-faced, all capital letters that: “FAILURE TO REIMBURSE WITHIN THIRTY (30) DAYS SHALL RESULT IN TENANT’S EXERCISE OF OFFSET RIGHTS”, Tenant may offset such delinquent amount against up to 20% of the monthly Base Rent due from Tenant until Tenant has been reimbursed in full, provided that Tenant shall provide Landlord with unconditional lien waivers in connection with the work relating to such amounts within 10 days of the date on which the amount

Exhibit 10.10

3215 Merryfield/Vertex - Page 32

has been fully paid or so offset, or as soon thereafter as reasonably practicable. Notwithstanding the foregoing, if Landlord delivers to Tenant a good faith written objection notice within 10 business days after receipt of Tenant’s notice of intent to offset, setting forth with reasonable particularity Landlord’s reasons for its claim that Landlord is not required to pay Tenant all or any specified portion of the Reimbursement Amount, then Tenant shall not be entitled to offset the disputed portion of the Reimbursement Amount. If Landlord and Tenant are not able to reach agreement with respect to the disputed matters within 10 business days after Tenant’s receipt of such notice from Landlord, the parties shall submit such dispute to arbitration conducted by the American Arbitration Association in San Diego in accordance with the “Expedited Procedures” of its Commercial Arbitration Rules. Unless the parties otherwise agree, the arbitrator must be a retired judge of the Superior Court of the State of California. All costs associated with arbitration shall be awarded to the prevailing party as determined by the arbitrator. Nothing contained in this Section 31(b) is intended to preclude or limit Landlord from passing through as part of Operating Expenses any Reimbursement Amount to the extent Landlord is otherwise not precluded under Section 5 from passing through such cost as part of Operating Expenses.
Notwithstanding anything to the contrary contained herein, the self-help remedies provided for in this Section 31 shall in no event apply to Landlord’s Work and Tenant shall have no right to perform any portion of or complete the construction of Landlord’s Work.
32.    Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 2 business days advance written notice (except in the case of emergencies in which case Landlord shall provide such notice as is reasonable under the circumstances and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants. Landlord shall use reasonable efforts to coordinate with Tenant to schedule any such entry and activity in order to minimize interruption of Tenant’s operations at the Premises. Landlord may erect a suitable sign on the Building stating the Premises within the Building are available to let during the last year of the Term or that the Project is available for sale. Landlord shall not erect any signs on the Building in connection with the availability of space available to let in the Spectrum 3 Building. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Project outside the Building, provided that no such easement, dedication, designation or restriction materially adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or materially adversely affects Tenant’s rights with respect to the Exclusive Use Areas (other than on a temporary basis). At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. During Landlord’s access of the Premises, Landlord shall use reasonable efforts to comply with Tenant’s reasonable security requirements; provided, however, that Tenant has notified Landlord of such security requirements prior to Landlord’s entry into the Premises. Landlord shall use reasonable efforts to comply with Tenant’s written protocol with respect to entering restricted portions of the Premises; provided, however, that a copy of the same has previously been provided to Landlord. Tenant shall have the right to designate (on plans provided by Tenant to Landlord, which may be reasonably updated by Tenant from time to time upon notice to Landlord) certain areas of the Premises as limited access areas required to protect the health of persons or security of confidential and proprietary information, which limited access areas shall not be entered into by Landlord or Landlord’s representatives without a Tenant representative, except in the case of an emergency or as otherwise reasonably necessary.
Subject to the terms of this Section 32, Landlord may from time to time during the Term, during regular business hours and/or otherwise at times mutually acceptable to Landlord and Tenant, conduct third

Exhibit 10.10

3215 Merryfield/Vertex - Page 33

party tours of certain portions of the Premises reasonably agreed upon in advance by Landlord and Tenant (“Tours”) which Tours may be held with not less than 1 business day’s advance notice.
33.    Security. Landlord shall develop jointly with Tenant, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, a commercially reasonable security plan (the “Security Plan”) for the exterior perimeter and Common Areas of the Project. Landlord shall provide (or cause to be provided) security to the Project in accordance with the Security Plan, the cost of which shall constitute an Operating Expense. Notwithstanding anything to the contrary contained in Section 5, prior to the commencement of construction of the Spectrum 3 Building by Landlord, Tenant shall, as part of Operating Expenses, be responsible for all costs and expenses incurred by Landlord with respect to the provision of security to the Project. Notwithstanding the fact that Landlord provides (or causes to be provided) security services at the Project at any time during the Term, Landlord shall not be deemed to owe Tenant, or any person claiming by, through or under Tenant, any special duty or standard of care as a result of Landlord’s provision of such security services and in no event shall Landlord be responsible for the efficacy of such security measures. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.
Subject to the terms of this Lease, including, without limitation, Tenant’s compliance with Section 12, Tenant, at Tenant’s sole cost and expense, shall have the right to install and maintain a security and card access system including cameras inside and outside the Premises (including, as may be coordinated with Landlord as provided below, the Common Areas) (“Tenant’s Security System”), subject to the following conditions: (i) Tenant’s plans and specifications for the proposed location of Tenant’s Security System and Tenant’s protocol for the operation of Tenant’s Security System shall be subject to Landlord’s prior written approval, which approval will not be unreasonably withheld; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System may be compatible with the Building’s systems and equipment and Tenant does not violate the reasonable privacy rights of any other occupants of the Project; (ii) Landlord shall be provided with keys, codes and/or access cards, as applicable, and means of immediate access to fully exercise all of its entry rights under the Lease with respect to the Premises; and (iii) Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Security System. All costs and expenses associated with the removal of Tenant’s Security System and the repair of any damage to the Premises and the Building resulting from the installation and/or removal of same shall be borne solely by Tenant. Notwithstanding anything to the contrary contained herein, Landlord shall not be directly or indirectly liable to Tenant, any Tenant Parties or any other person and Tenant hereby waives any and all claims against and releases Landlord from any and all claims arising as a consequence of or related to Tenant’s Security System, or the failure thereof.
34.    Force Majeure. Except for the payment of Rent or as otherwise specifically excluded or limited in this Lease, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, catastrophic weather, national, regional, or local disasters, calamities, or catastrophes, material delay in issuance or revocation of permits beyond the time periods customarily required by the City for such issuance or revocation, as applicable, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty (“Force Majeure”). In the event that either party is delayed from performing any obligation hereunder as a result of Force Majeure, such party shall promptly give notice to the other

Exhibit 10.10

3215 Merryfield/Vertex - Page 34

party of the delay in question, specifying in such notice the nature of the delay and such party’s good faith estimate of the length of the delay in question.
35.    Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than DTZ. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to DTZ arising out of the execution of this Lease in accordance with the terms of a separate written agreement between DTZ and Landlord.
36.    Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.
37.    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.
38.    Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Building, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) attach any items to the windows with tape or any other adhesive substance, or (v) place any items of any type which can be viewed from the exterior of the Premises in violation of applicable Legal Requirements. Tenant shall not place any furniture or other items in the window line on the street facing side of the Building that is not professional in appearance.
Tenant shall have the exclusive right to display, at Tenant’s cost and expense, one or more signs bearing Tenant’s name and/or logo at the top of the Building (collectively, the “Building Signs”) in a location selected by Tenant and reasonably acceptable to Landlord if not shown on Exhibit K attached hereto. Subject

Exhibit 10.10

3215 Merryfield/Vertex - Page 35

to applicable Legal Requirements, the parties anticipate the Building Signs will total 100 square feet. Notwithstanding the foregoing, Tenant acknowledges and agrees that the Building Signs including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, shall be consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Building Signs, for the removal of the Building Signs at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal. The Building Signs shall be personal to Vertex Pharmaceuticals Incorporated, except that such right may be assigned in connection with any Permitted Assignment.
Tenant shall, at Tenant’s sole cost and expense, have the non-exclusive right to install a sign bearing Tenant’s name on the Monument Sign serving the Project (the “Monument Sign”), as reflected on Exhibit K attached hereto. Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the location, size, color and type shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, shall be subject to and consistent with Landlord’s signage program at the Project and shall be subject to any and all other required approvals and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage from the Monument Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal. The Monument Sign shall be personal to Vertex Pharmaceuticals Incorporated, except that such right may be assigned in connection with any Permitted Assignment. Tenant has elected option A reflected on Exhibit K with respect to the Monument Sign.
39.    Right to Expand.
(a)    Expansion in the Project. Subject to Landlord’s obtaining all required Approvals (subject to the third paragraph of Section 2 above), Landlord shall, within 24 months after the Rent Commencement Date, construct a second building at the Project containing approximately 40,000-60,000 rentable square feet of rentable space (the “Spectrum 3 Building”). Landlord shall, in the exercise of its sole and absolute discretion, make the decisions as to all matters regarding the Spectrum 3 Building including, without limitation, the size thereof. Tenant acknowledges that, if Landlord so elects in its sole and absolute discretion, all or a portion of the Spectrum 3 Building may consist of small suites (e.g., a science hotel). So long as Tenant is then leasing not less than 75% of the Premises, then, subject to the terms of this Section 39, the first time that Landlord intends to accept a written proposal (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence and the material terms of such Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean any space in the Spectrum 3 Building. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (the “Identified Space”). Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of Refusal.” If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space, provided, however, that (i) if the term of the lease with respect to the Identified Space would pursuant to the Pending Deal expire prior to the term of the Lease with respect to the then-existing Premises, then the term of the Lease with respect to the Identified Space shall be modified to be co-terminous with the Term of this Lease with respect to the then-existing Premises, and (ii) if the term of the lease with respect to the Identified Space is modified to be co-terminous with the term of the then-existing Premises pursuant to sub-section (i), then the economic terms set forth in the Pending Deal Notice shall be equitably adjusted to account for such extension of the term with respect to the Identified Space, provided that such adjustment of the economic terms shall be no less favorable to Landlord on an annual basis than the economic terms set forth in the Pending Deal (and with market rate

Exhibit 10.10

3215 Merryfield/Vertex - Page 36

annual increases in base rent for the Identified Space for that portion of the lease term for the Identified Space beyond the term provided for in the Pending Deal), as reasonably determined by Landlord and Tenant. If the term of the lease with respect to the Identified Space would pursuant to the Pending Deal expire after the term of this Lease with respect to the then-existing Premises, then the term of the lease with respect to the Identified Space shall be as provided in the Pending Deal (and, for the avoidance of any doubt, no adjustment shall be made to the term of this Lease for the then-existing Premises). Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter or the TI Allowance (as defined in the Work Letter) apply to the Identified Space, as the terms and conditions of the Pending Deal Notice (as may be equitably adjusted by Landlord), including any tenant improvement allowance provided for in the Pending Deal Notice, shall apply. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 business day period, Tenant shall be deemed to have waived its rights under this Section 39(a) to lease the Identified Space identified in the applicable Pending Deal Notice, and Landlord shall have the right to lease such Identified Space to the third party subject to the Pending Deal (or an affiliate of such third party) (“Pending Deal Party”). Tenant’s Right of First Refusal with respect to such Identified Space shall be restored if Landlord fails to enter into an agreement to lease the Identified Space to the Pending Deal Party within 6 months after Landlord’s deliver of the Pending Deal Notice to Tenant. Tenant’s Right of First Refusal shall exist with respect to each portion of the Spectrum 3 Building until such portion of the Spectrum 3 Building has been subject to a Pending Deal. For the avoidance of any doubt, Tenant shall in no event be entitled to a second Pending Deal Notice with respect to any space in the Spectrum 3 Building once Landlord has entered into a lease with a Pending Deal Party with respect to such space in the Spectrum 3 Building.
If Tenant leases a portion of the Spectrum 3 Building and a portion of the Spectrum 3 Building is leased to a third party, the following Lease provisions shall also apply to Tenant’s leasing of the Identified Space (and in the event of any conflict between the provisions of this paragraph and the other provisions of the this Lease with respect to the leasing of the Identified Space, the provisions of this paragraph shall govern): (i) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, use the Identified Space in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Spectrum 3 Building as proportionately allocated to the Identified Space based upon Tenant’s share of the Spectrum 3 Building as usually furnished for the Permitted Use, (ii) Tenant’s Alterations affecting the structure of the Spectrum 3 Building or the Building Systems serving the Spectrum 3 Building shall require Landlord’s consent which consent may be given or withheld in Landlord’s sole discretion, (iii) Landlord may equitably increase, in Landlord’s reasonable discretion, Tenant’s share of Operating Expenses for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Identified Space or only a portion of the Spectrum 3 Building that includes the Identified Space or that varies with occupancy or use. Also, so long as Tenant leases any portion of the Spectrum 3 Building, Section 5(hh) shall be deleted in its entirety.
(b)    Amended Lease. If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 20 days from the date Landlord delivers to Tenant a lease amendment or lease agreement for the Identified Space no lease amendment or lease agreement for the Identified Space acceptable to both parties each in their reasonable discretion has been executed and delivered by Tenant to Landlord, Tenant shall be deemed to have waived its right to lease the Identified Space subject to the applicable Pending Deal, subject to terms of Section 39(a).
(c)    Exceptions. Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:
(i)    during any period of time that Tenant is in Default under any provision of the Lease; or
(ii)    if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

Exhibit 10.10

3215 Merryfield/Vertex - Page 37

(d)    Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Right of First Refusal, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured.
(e)    Subordinate. Tenant hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in this Lease, Tenant’s Right of First Refusal shall be subject and subordinate to any expansion rights granted in the Spectrum 3 Building to any Pending Deal Party with whom Landlord enters into a lease for space in the Spectrum 3 Building.
(f)    Rights Personal. The Right of First Refusal is personal to Vertex Pharmaceuticals Incorporated and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.
(g)    No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.
40.    Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
(a)    Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the expiration of the prior Extension Term.
    Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). As used herein, “Market Rate” shall mean the rate (including, if applicable, periodic (but no more frequently than annual) increases) that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant’s Work, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Torrey Pines area of San Diego for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, signage rights, covered parking, available amenities other than the Amenities, age of the Building, age of mechanical systems serving the Premises, leasing commissions, allowances or concessions, if any. In addition, there may be a market rent for the parking rights provided hereunder if tenants of comparable buildings in the Torrey Pines area of San Diego are then customarily paying fees for parking rights granted under their leases and provided further that in the event that there is a market rent for parking rights, Base Rent shall exclude any consideration as to parking rights. Also, on the first day of each month during each Extension Term, Tenant shall also be required to pay an amenities fee in connection with the Amenities (the “Amenities Fee”). The Amenities Fee payable on the commencement date of the first year of the Extension Term shall be an amount calculated as follows: $0.18 per rentable square foot of the Premises per month escalated on each date that Base Rent is adjusted pursuant to the schedule set forth on page 1 of this Lease and on the commencement date of the Extension Term by multiplying the amount payable immediately before such adjustment date and commencement date, as applicable, by 2.9% (for example, on the first day of the 61st month of the Base Term, the $0.18 per rentable square foot of the Premises per month would be escalated by 2.9% to $0.18522 per rentable square foot of the Premises per month and on the first day of the 73rd month of the Base Term, the $0.18522 per rentable square foot of the Premises per month would be escalated to $0.19 per rentable square foot of the Premises per month, and so on). The Amenities Fee shall continue to increase through the first Extension Term by 2.9% on each annual anniversary of the commencement date of the first Extension Term and, if

Exhibit 10.10

3215 Merryfield/Vertex - Page 38

Tenant elects to exercise its second Extension Term, the Amenities Fee shall increase on the commencement date of the second Extension Term and on each annual anniversary of the commencement date of the second Extension Term by 2.9%.
If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term (as applicable), Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). If Tenant has elected to exercise an Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant and, except as otherwise provided in Section 40(d) and Section 40(f) below, Landlord, shall have no right thereafter to rescind or elect not to extend the term of the Lease for such Extension Term.
(b)    Arbitration.
(iii)    Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party may send a notice to such party indicating the failure and stating that if an Extension Proposal is not sent within 10 days after such second notice, the party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If either party fails to timely submit an Extension Proposal following such second notice, the party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located (or, if the state court does not agree to make such appointment, such appointment of such third Arbitrator shall be made by the President of the Greater San Diego Association of Realtors (or, if such President has previously worked for either party, the most immediate past President of the San Diego Association of Realtors not having such a conflict)), upon 10 days prior written notice to the other party of such intent.
(iv)    The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.
(v)    An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute

Exhibit 10.10

3215 Merryfield/Vertex - Page 39

of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.
(c)    Rights Personal. Extension Rights are personal to Vertex Pharmaceuticals Incorporated and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.
(d)    Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:
(i)    during any period of time that Tenant is in Default under any provision of this Lease; or
(ii)    if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.
(e)    No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.
(f)    Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.
41.    The Alexandria at Torrey Pines.
(a)    Generally. ARE-SD Region No. 17, LLC, a Delaware limited liability company (“ATP Landlord”) has constructed certain amenities at the property owned by ATP Landlord located at 10996 Torreyana Road, San Diego, California (“The Alexandria”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of ATP Landlord, (e) ATP Landlord, (e) other affiliates of Landlord, ATP Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, ATP Landlord and ARE, and (g) any other parties permitted by ATP Landlord (collectively, “Users”). Landlord, ATP Landlord, ARE, and all affiliates of Landlord, ATP Landlord and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that ATP Landlord shall have the right, at the sole discretion of ATP Landlord, to discontinue the availability of The Alexandria at any time; provided, however, in no event shall ATP Landlord discontinue Tenant’s rights to use the Amenities while continuing the rights of other tenants of the Project or the rights of tenants of affiliates of Landlord, ATP Landlord and ARE (or their respective successors or assigns) to use the Amenities. ATP Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the continued availability of any of the Amenities and that Tenant is not entering into this Lease with an expectation that the Amenities shall continue to be available to Tenant throughout the Term.

Exhibit 10.10

3215 Merryfield/Vertex - Page 40

(b)    License. Commencing on the mutual execution and delivery of this Lease by the parties, and so long as (i) The Alexandria and the Project continue to be owned by affiliates of ARE, (ii) The Alexandria continues to be operated as an amenities center, and (iii) ATP Landlord continues to make the Amenities available for use by Tenant, Tenant shall have the non-exclusive right to the use of the available Amenities in common with other Users pursuant to the terms of this Section 41. A total of 388 passes to the fitness center shall be issued to Tenant for its employees (but, following the Rent Commencement Date, the persons using such passes must be employed at the Premises). Neither Tenant nor its employees shall have any right to access and/or use the Amenities unless Tenant and its employees have entered into license and use agreements (including indemnification and waiver agreements required by ATP Landlord) with respect to such Amenities which are in form and content reasonably acceptable to Landlord and/or ATP Landlord (the “Standard Use Agreements”). If, during the Base Term, the Amenities in their entirety become materially unavailable for use by Tenant (for any reason other than a Default by Tenant under this Lease or the default by Tenant of any Standard Use Agreements or other agreement(s) relating to the use of the Amenities by Tenant) for a period in excess of 15 consecutive days, then, commencing on the date that the Amenities in their entirety become materially unavailable for use by Tenant and continuing for the period that the Amenities in their entirety remain materially unavailable for use by Tenant, the Base Rent due under this Lease shall be reduced by an amount equal to $0.18 per rentable square foot of the Premises per month escalated on each date that Base Rent is adjusted pursuant to the schedule set forth on page 1 of this by multiplying the amount payable immediately before such adjustment date by 2.9% (for example, on the first day of the 61st month of the Base Term, the $0.18 per rentable square foot of the Premises per month would be escalated by 2.9% to $0.18522 per rentable square foot of the Premises per month and on the first day of the 73rd month of the Base Term, the $0.18522 per rentable square foot of the Premises per month to $0.19 per rentable square foot of the Premises, and so on).
(c)    Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at The Alexandria shall be in common with other Users with scheduling procedures reasonably determined by ATP Landlord. ATP Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users. Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included as part of the Amenities at The Alexandria for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.
Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional vendors holding any required licenses. ATP Landlord shall have the right to reasonably approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto The Alexandria, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and ATP Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by ATP Landlord at The Alexandria for any food service or catered events held by Tenant in the Shared Conference Facilities.
Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Failure.” Each time that Landlord or ATP Landlord reasonably determines that Tenant has committed a Shared Facilities Failure, Tenant shall be required to pay Landlord a penalty within 5 days after

Exhibit 10.10

3215 Merryfield/Vertex - Page 41

notice from Landlord of such Shared Facilities Failure. The penalty payable by Tenant in connection with the first Shared Facilities Failure shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Failure (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Failure, shall be $300 for the third Shared Facilities Failure, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing ATP Landlord or Landlord, as applicable, for all costs expended by ATP Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or The Alexandria caused by Tenant or any Tenant Related Party. The provisions of this Section 41(c) shall survive the expiration or earlier termination of this Lease.
(d)    Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at The Alexandria. Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by ATP Landlord or Landlord from time to time (which rules shall not be enforced in a discriminatory manner) and in a manner that will not interfere with the rights of other Users. The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the License Agreements. Neither ATP Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or The Alexandria.
Tenant acknowledges and agrees that ATP Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.
(e)    Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria. To the extent permitted by applicable law, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the willful misconduct or gross negligence of any ARE Party, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the willful misconduct or negligence of any ARE Party. The provisions of this Section 41 shall survive the expiration or earlier termination of this Lease.
(f)    Insurance. As of the mutual execution and delivery of this Lease by the parties, Tenant shall cause ATP Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease.
42.    Roof Equipment. As long as Tenant is not in Default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements (including, without limitation, any height limitations imposed by the City of San Diego with Tenant acknowledging and agreeing that the planned height of the Building may result in Tenant not having any rights under this Section 42), to install, maintain, and remove on the top of the roof of the Building one or more satellite dishes, communication antennae and other equipment for the transmission or reception of communication of signals, mechanical equipment, heat exchangers or other similar equipment (all of which having a diameter and height reasonably acceptable to Landlord) as Tenant may from time to time desire (collectively, “Roof Equipment”) on the following terms and conditions:

Exhibit 10.10

3215 Merryfield/Vertex - Page 42

(a)    Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may reduce the leasable space in the Building, or (D) is not properly screened from the viewing public to Landlord’s reasonable satisfaction.
(b)    No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building located directly above the Premises and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord or otherwise reasonably approved by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage, ordinary wear and tear excepted. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within thirty (30) days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.
(c)    Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.
(d)    Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.
(e)    No Interference. The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed prior to the installation of the Roof Equipment.
(f)    Relocation. Landlord shall have the right, at its expense (but not as an Operating Expense) and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.
(g)    Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. Before receiving access to the roof of the

Exhibit 10.10

3215 Merryfield/Vertex - Page 43

Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except (i) in emergency situations, in which case reasonable advance oral notice shall be given by Tenant and (ii) access for standard, periodic maintenance, in which case a one-time notice to Landlord of the nature of the maintenance and the general frequency of the access shall be adequate. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.
(h)    Appearance. If permissible by Legal Requirements and reasonably practicable, the Roof Equipment shall be painted the same color as the exterior structural painted elements of the Building.
(i)    Intentionally Omitted.
(j)    No Assurance of Roof Equipment. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord shall have no obligation to alter any plans Landlord may have, now or in the future, for the height of the Building so that Tenant may exercise or use any of its rights under this Section 42 and (ii) Landlord may use the full height allocated to the Project so that Tenant will not have the right to exercise or use any of its rights under this Section 42 in which case Tenant shall have no further rights under this Section 42. Notwithstanding the foregoing, Tenant shall have the right to pursue, so long as Landlord’s development, use or operation of the Building is not materially adversely affected and the Building structure and Building Systems are not materially adversely affected, at Tenant’s sole cost and expense, approvals and/or permits required from the applicable Governmental Entities for the installation and maintenance by Tenant of Roof Equipment which would exceed any height requirements imposed by applicable Governmental Entities, and if Tenant obtains such approvals and/or permits, Tenant shall have the right to install and maintain such Roof Equipment which would exceed such height requirements subject to the terms of this Section 42. Landlord shall reasonably cooperate, at no cost to Landlord, in Tenant’s efforts to obtain approvals and/or permits
43.    Emergency Generator. Subject to Tenant complying with all of the provisions of this Lease including, without limitation, Section 12 hereof, and all applicable Legal Requirements and Landlord’s rules and regulations, Tenant shall have the right, at Tenant’s sole cost and expense, to install an emergency generator and related tanks and equipment (collectively, “Emergency Generator”) in a location at the Project reasonably acceptable to both Landlord and Tenant (“Generator Area”). All such improvements to the Generator Area shall be of a design and type and with screening acceptable to Landlord, in Landlord’s reasonable discretion. Landlord shall have the right, in its sole and absolute discretion, to require Tenant to remove any such Emergency Generator installed by Tenant and restore the Generator Area to its original use and condition, free of any debris and trash and free of any Hazardous Materials, upon the expiration or earlier termination of the Term. Landlord shall have no obligation to make any repairs or improvements to the Emergency Generator or the Generator Area and Tenant shall maintain the same, at Tenant’s sole cost and expense, in good repair and condition during the Term as though the same were part of the Premises.
44.    LEED Certification. Tenant agrees to reasonably cooperate with Landlord and to use commercially reasonable efforts to comply with measures reasonably implemented by Landlord with respect to the Building and/or the Project in connection with Landlord’s efforts, if any, to obtain a Leadership in Energy and Environmental Design (LEED) certificate for Landlord’s Work. Tenant shall have the right, at its sole discretion and at Tenant’s sole cost and expense, to pursue LEED certification for the Tenant’s Work.
45.    Learning Lab.
(a)    General. Tenant may operate a portion of the Premises in a location selected by Tenant and reasonably acceptable to Landlord but not to exceed 1,500 rentable square feet (the “Learning Lab”), as a center for science education providing programs and services for children from and around the San Diego area. Tenant shall be responsible, at Tenant’s sole cost and expense for any and all furniture, fixtures and equipment desired by Tenant with respect to the Learning Lab. Tenant shall also be responsible during the Term, at Tenant’s sole cost and expense, for all aspects of the staffing and operation of the Learning Lab in compliance with all applicable Legal Requirements and in a Class A manner and for providing all materials

Exhibit 10.10

3215 Merryfield/Vertex - Page 44

required in connection with such operation of the Learning Lab. The Rentable Area of Premises set forth on page 1 of this Lease includes all of the rentable area of the Premises, including any space that may be included in the Learning Lab. Tenant shall not be required to pay Base Rent with respect to the Learning Lab but shall, commencing on the Rent Commencement Date, pay Operating Expenses with respect to the Learning Lab throughout the Term subject to and in accordance with the terms of Section 5 of this Lease (meaning that the rentable square footage of the Learning Lab (not to exceed 1,500 rsf) shall be deducted from the Rentable Area of Premises as defined on page 1 of this Lease for the purpose of determining Base Rent, but Tenant’s Share of Operating Expenses of Building shall not be reduced); provided, however, that if at any time during the Term Tenant ceases operating the Learning Lab as a center for science education as provided in this paragraph or otherwise commences using the Learning Lab in connection with its business operations, Tenant shall be required to pay Base Rent with respect to the Learning Lab at the same rate per rentable square foot as Tenant is then paying with respect to the balance of the Premises. At any time during the Term, Tenant shall have the right to elect by written notice to Landlord to terminate the agreement with Landlord regarding the Learning Lab set forth in this Section 45, in which event (i) Tenant shall immediately commence paying Base Rent with respect to the Learning Lab at the same rate per rentable square foot as Tenant is then paying with respect to the balance of the Premises, (ii) this Section 45 shall terminate and have no further force or effect, and (iii) Tenant shall continue to have the right as a Permitted Use hereunder, in Tenant’s sole discretion, to use all or any portion of the Premises as a center for science education providing programs and services for children from and around the San Diego area, but without the obligations of Sections 45(b) and (c).
(b)    Signage. Landlord and Tenant shall develop a mutually acceptable logo that represents the involvement of both Landlord (or, if designated by Landlord, an affiliate of Landlord) and Tenant with the Learning Lab, which logo shall, during any period that Tenant operates the Learning Lab as an educational facility pursuant to Section 45(a) above, be included on signage at the entry of the Learning Lab and at other locations within the Learning Lab reasonably acceptable to Landlord and Tenant. Tenant shall not use the logo other than as expressly provided in this Section 45(b) and, if requested to do so by Landlord, Tenant shall promptly remove any reference to Landlord (or Landlord’s affiliate, if applicable) from the logo.
(c)    Calendar of Events. Tenant shall provide Landlord with reasonable advance notice of all events being held at the Learning Lab while the Learning Lab operates as an educational facility pursuant to Section 45(a) above so that Landlord may, if it so elects and without any obligation to do so, attend any such events.
46.    Miscellaneous.
(a)    Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.
(b)    Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.
(c)    Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 180 days of the end of each of Tenant’s fiscal years during the Term, and (ii) Tenant’s most recent unaudited quarterly financial statements within 90 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term. So long as Tenant or Tenant’s parent entity (to the extent that the Tenant’s financial statements are consolidated with those of its parent entity and separate financial statements are not maintained with respect to Tenant) is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 44(c) shall not apply.

Exhibit 10.10

3215 Merryfield/Vertex - Page 45

(d)    Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Notwithstanding the foregoing, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall execute and properly notarize a memorandum of lease prepared by Tenant which memorandum shall contain only the following information and any other additional information that may be required by applicable law: (i) the names of the parties to this Lease, (ii) description of the Premises and the Project, and (iii) the Term. Tenant shall file such memorandum of lease, at Tenant’s sole cost. If Tenant fails, after written request from Landlord, to record a termination of the memorandum on the expiration or earlier termination of this Lease, Tenant shall be responsible for any damages suffered by Landlord (from any cause including, without limitation, resulting from any indemnities or certifications which may be made by Landlord in favor of third parties). The provisions of this Section 46(d) shall survive the expiration or earlier termination of this Lease.
(e)    Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
(f)    Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.
(g)    Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
(h)    Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.
(i)    Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.
(j)    OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
(k)    Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

Exhibit 10.10

3215 Merryfield/Vertex - Page 46

(l)    Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.
(m)    No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.
(n)    Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.
(o)    Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may, subject to the terms of the fourth sentence of Section 1 and the limitations set forth in this Section 46(o), from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation:  (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project; provided, however, in no event may Landlord make any changes to the Building (including the subterranean parking garage) or, subject to the terms of the immediately following paragraph, reduce the parking spaces available to Tenant and in no event shall Tenant’s use of the Exclusive Use Areas including, but not limited to, the courtyard/meadow area located on the east side of the Building facing the canyons be materially or adversely affected. Landlord shall consult with Tenant if Landlord plans to make any changes to the Project pursuant to this Section 46(o) that would materially adversely affect the entrance to the Building. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises (including the subterranean parking garage).
If, at any time during the Term, Landlord elects to expand, renovate and/or reconfigure the Project pursuant to the immediately preceding paragraph, Landlord shall have the right, exercisable upon 30 days prior written notice to Tenant to relocate all or any portion of Tenant’s parking spaces hereunder on a temporary basis during such expansion, renovation and/or reconfiguration to one or more locations designated by Landlord in the Torrey Pines area of San Diego within a one-mile radius of the Premises. Landlord shall, at Landlord’s sole cost and expense (and not as an Operating Expense), provide a shuttle service between such locations and the Project.

Exhibit 10.10

3215 Merryfield/Vertex - Page 47

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Exhibit 10.10

3215 Merryfield/Vertex - Page 48

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
TENANT:
VERTEX PHARMACEUTICALS INCORPORATED,
a Massachusetts corporation

/s/ Ian Smith

By: Ian Smith
Its: Chief Financial Officer

LANDLORD:
ARE-SD REGION NO. 23, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,
managing member

By:    ARE-QRS CORP.,
a Maryland corporation,
general partner

/s/ Gary Dean

By: Gary Dean
Its: SVP RE Legal Affairs

Acknowledging and agreeing to be
bound with respect to the applicable
obligations set forth in Section 41 of this
Lease with respect to the Amenities only:

ARE-SD REGION NO. 17, LLC,
a Delaware limited liability company

By:     ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP.,
        a Maryland corporation,
        general partner
/s/ Gary Dean
By: Bary Dean
Its: SVP RE Legal Affairs